Exhibit 99.1

Conolog Announces NASDAQ Panel Decision to Delist Common Stock

Company to Trade on the OTCQB

SOMERVILLE, N.J.--(BUSINESS WIRE)-- Conolog Corporation (NASDAQ:CNLG - News) (the “Company”), a provider of digital signal processing and digital security solutions to electric utilities worldwide, today announced that, on January 31, 2011, the Company received notification that the NASDAQ Listing Qualifications Panel (the “Panel”) has determined to delist the Company’s securities from The NASDAQ Stock Market, effective with the open of business on February 2, 2011, due to the Company’s non-compliance with the minimum$2.5 million stockholders’ equity requirement.

The Company has been advised by Pink OTC Markets Inc., which operates an electronic quotation service for securities traded over-the-counter (“OTC”), that its securities are immediately eligible for quotation on the OTCQB. The OTCQB is a market tier for OTC traded companies that are registered and reporting with the Securities and Exchange Commission. The Company anticipates that its shares will continue to trade under the symbol CNLG. Investors can view real time stock quotes for CNLG at http://www.otcmarkets.com.

About Pink OTC Markets Inc.

Pink OTC Markets Inc. is a financial information and technology services company that operates an inter-dealer electronic quotation and trading system in the Over-the-Counter, or OTC, securities market. It is not registered with the Securities and Exchange Commission as a stock exchange or a broker-dealer firm. Investors should contact a broker-dealer firm to trade in a security quoted on the OTCQB or the other OTC tiers operated by Pink OTC Markets Inc. More information is available at http://www.otcmarkets.com.

Forward-looking statements in this release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward looking statements involve risks and uncertainties, including, without limitation, acceptance of the Company’s products, increased levels of competition, new products introduced by competitors, and other risks detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission.